EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

VPR Brands, LP,

Kevin Frija,

And

Vapor Corp.

July 29, 2016

Table of Contents

Section 1.	Definitions	1

Section 2.	Sale and Purchase	4

Section 3.	Consideration and Other Agreements	4

Section 4.	Closing; Execution and Delivery of Closing Documents	5

Section 5.	Prorations; Costs	7

Section 6.	Representation and Warranties of Seller	7

Section 7.	Representation and Warranties of VPRB	9

Section 8.	Representation and Warranties of Mr. Frija	10

Section 9.	Management of the Assets Before Closing Date	11

Section 10.	Additional Agreements.	11

Section 11.	Inspection	13

Section 12.	Buyers’ Conditions Precedent to Closing	14

Section 13.	Seller’s Conditions Precedent to Closing	15

Section 14.	Survival and Indemnification; Default Limitations	15

Section 15.	Termination.	18

Section 16.	Confidentiality.	19

Section 17.	Miscellaneous	19

Exhibits

Exhibit A-1	Wholesale Operations Assets
Exhibit A-2	Wholesale Inventory
Exhibit A-3	Assumed Liabilities
Exhibit B	Acquisition Note
Exhibit C	VPRB Loan Note
Exhibit D	Security Agreement
Exhibit E	Bill of Sale
Exhibit F	Assignment and Assumption Agreement
Exhibit G	Accounts Receivable
Exhibit H	Persons Subject to Non-Solicit

ASSET PURCHASE AGREEMENT

Dated as of July 29, 2016

This Asset Purchase Agreement (the “Agreement”) is made as of the date first set forth above (the “Effective Date”), by and among (i) VPR Brands, LP, a Delaware limited partnership (together with any of its subsidiaries in existence or created hereafter, “VPRB”), Kevin Frija (“Mr. Frija”; together with VPRB, collectively referred to herein as “Buyers” and individually referred to herein as a “Buyer”) and Vapor Corp., a Delaware corporation (“Vapor” or “Seller”).

RECITALS

WHEREAS, VPRB desire to acquire from Vapor, and Vapor desires to transfer to VPRB, the Assets (as defined below), pursuant to the terms and conditions hereinafter set forth; and

WHEREAS, Vapor desires to acquire from Mr. Frija, and Mr. Frija desires to transfer to Vapor, the Vapor Shares (as defined below), pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged by Buyers and Seller, and intending to be legally bound, Buyers and Seller hereby agree as follows:

Section 1. Definitions.

In addition to the defined terms as set forth herein, the following terms used in this Agreement shall have the meanings given below, which shall be equally applicable to both the singular and plural form.

(i) “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, trust or other entity which directly or indirectly controls, is controlled by or is under common control with the Buyers.

(ii) “Applicable Law” means collectively any and all national, federal, state, provincial and local laws, statutes, regulations, rules, codes and ordinances applicable to the Assets.

(iii) “Authority” means any governmental or quasi-governmental body, whether administrative, executive, judicial, legislative, police, regulatory, taxing or other authority, or any combination thereof, including any international, federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

(iv) “Claim” means any claim, damage, loss, liability, obligation, demand, defense, judgment, suit, proceeding, disbursement or expense, including reasonable attorneys’ fees or costs (including those related to appeals).

(v) “Closing Date” means 4:00 p.m. Eastern time, on the third (3rd) business day following the satisfaction or, in Buyers’ sole discretion, waiver, of the conditions precedent set forth in Section 12, or such other date as the parties may agree; provided, that such date shall in no event be later than the Termination Date.

(vi) “Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

(vii) “GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

(viii) “Governmental Authority” means any agency or branch of the governments of any of the United States of America, any foreign country, and/or any state, county, town or other municipality in which any of the Assets or Accounts Receivable are located and any entity exercising executive, legislative, judicial, regulatory or administrative functions over or pertaining to any of the forgoing.

(ix) “Legal Requirements” means any law, constitution, statute, ordinance, code, order, rule or regulation of any Governmental Authority which pertains to the Assets, the Accounts Receivable or any of the parties hereto.

(x) “Liabilities” means, with respect to any specified assets, property, or Person, any and all debts (including interest thereon and any prepayment penalties applicable thereto), damages, liabilities, claims, demands and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

(xi) “Lien” means any: mortgage; lien (statutory or other) or encumbrance; or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable Applicable Law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

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(xii) “Material Adverse Effect” means, when used in connection with Seller, on the one hand, or VPRB, on the other, any (i) change, (ii) effect, (iii) event, (iv) occurrence, (v) state of facts, or (vi) development which, individually or in the aggregate, have resulted in, or could reasonably be expected to result in, any change or effect, that (A) is materially adverse to the Assets or the Accounts Receivable, taken as a whole, or VPRB, taken as a whole, (B) prevents or has a material adverse effect on the ability of Seller, on the one hand, or VPRB on the other, to consummate the Transactions or (C) is materially adverse to the business operations, financial condition, assets or liabilities of VPRB; provided, that for purposes of analyzing whether any change, effect, event, occurrence, state of facts or development constitutes a “Material Adverse Effect” under this definition, the parties agree that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change relating to the United States’ or foreign economy or financial, credit or securities markets in general, so long as the effects do not uniquely relate to (x) the Assets or the Accounts Receivable, (y) the Seller, or (z) VPRB, as applicable, (b) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industries in which Seller or VPRB participate, so long as the effects do not uniquely relate to Seller or VPRB, as applicable, (c) any change in GAAP or the accounting rules and regulations of the Securities and Exchange Commission, so long as the effects do not uniquely relate to (x) the Assets or the Accounts Receivable, (y) the Seller, or (z) VPRB, as applicable.

(xiii) “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

(xiv) “Person” means any natural individual or any Entity.

(xv) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, claim, demand or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or other person, firm or entity.

(xvi) “Tax” or “Taxes” means, with respect to any Person, all taxes (domestic or foreign), including any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Authority.

(xvii) “Termination Date” means July 28, 2016.

(xviii) “Transactions” means the transactions among the parties hereto as set forth herein.

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Section 2. Sale and Purchase.

(A) Subject to the terms and conditions hereof,

(i) VPRB hereby agrees to purchase and accept from Vapor, and Vapor hereby agrees to sell, convey and assign to VPRB:

(a) the assets comprising Vapor’s Fort Lauderdale wholesale operations as set forth on Exhibit A-1 (“Wholesale Operations Assets”), free and clear of any Liens; and

(b) the current inventory of Vapor located at Vapor’s facilities at 3001 Griffin Road, Dania Beach, Florida 33312 (the “Facility”) as set forth on Exhibit A-2, which inventory has a current estimated value of $258,743 (the “Wholesale Inventory” and, together with the Wholesale Operations Assets, the “Assets”), free and clear of any Liens.

(ii) Mr. Frija hereby agrees to purchase and accept from Vapor, and Vapor hereby agrees to sell, convey and assign to Mr. Frija the right to receive, subject to Section 10(A), up to $95,800 upon collection by Vapor from the Accounts Receivables (as defined in Section 6(h) hereof) retained by Vapor in exchange for all shares of common stock of Vapor currently owned by Mr. Frija, which currently total approximately 1,405,910,203 shares, and any other securities of Vapor owned by Mr. Frija (the “Vapor Shares”), free and clear of all liens and encumbrances.

(B) Relationship. Mr. Frija and VPRB acknowledge that they are related parties, and that Mr. Frija will benefit from the purchase of the Assets by VPRB, and therefore Mr. Frija agrees to enter into transactions with Vapor as set forth herein relating to the purchase of the Assets by VPRB under Section 2(A)(i), if necessary.

Section 3. Consideration and Other Agreements.

(A) Purchase Price. In return for the Assets, at the Closing:

(i) VPRB shall assume the liabilities of Vapor set forth on Exhibit A-3 (the “Assumed Liabilities”);

(ii) Mr. Frija shall transfer the Vapor Shares to Vapor; and

(iii) VPRB and Vapor shall enter into a promissory note in form and substance as attached hereto as Exhibit B (the “Acquisition Note”), pursuant to which VPRB shall pay to Vapor the amount of $370,000 (subject to adjustment pursuant to Section 5(A); with the Acquisition Note having a 1 year term, with the first payment to be due and payable as of the 91st day after Closing and on the same day of each month thereafter until such note is satisfied, and which shall bear an interest rate of 4.5% per annum (subject to any default interest provision), and which payment thereunder shall be $10,000 per month with a balloon payment of the remainder of principal and interest on the first anniversary of the Closing.

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(B) Vapor Shares. Transfer of the Vapor Shares shall be made by Mr. Frija by instruction letter at Closing to Vapor’s transfer agent (the “Transfer Instructions”).

(C) VPRB Loan Note. At the Closing, as part of the consideration for the acquisition of the Assets by VPRB, Vapor Corp. shall loan to VPRB the sum of $500,000, which shall be evidenced by a promissory note in form and substance as attached hereto as Exhibit C (the “VPRB Loan Note”) in the amount of $500,000, at an interest rate of the prime rate plus 2% (which rate shall be reset at each anniversary of the Closing and be subject to any default interest provision), and which shall be payable as follows: (i) 36 monthly payments of $14,000, with such payments deferred and commencing on the 181st day after Closing, with subsequent installments payable on the same day of each month thereafter and (ii) in the 37th month, a balloon payment for all remaining accrued interest and principal.

(D) Security. The parties agree that the Acquisition Note and the VPRB Loan Note (each, a “Note”) shall be governed by a security agreement in form and substance as attached hereto as Exhibit D (the “Security Agreement”) which shall provide that the Acquisition Note and the VPRB Loan Note are secured by all of the assets of VPRB and its subsidiaries.

Section 4. Closing; Execution and Delivery of Closing Documents.

(A) Closing. The closing of the transaction contemplated hereby (the “Closing”) shall be held on the Closing Date by mail, or at the offices of Buyers or their counsel or at such other location as mutually agreed to by the parties. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, the documents and items set forth in Section 5.B. (unless such execution and delivery is waived in writing by Buyers, in Buyers’ sole discretion), Buyers shall execute and deliver, or cause to be executed and delivered, the documents and items set forth in Section 5(C) (unless such execution and delivery is waived in writing by Seller, in Seller’s sole discretion) and each of the parties shall execute and deliver such other documents and take such actions as either party or its counsel may reasonably require for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously as of the Closing Date.

(B) Vapor Deliverables. At the Closing, Vapor shall deliver or cause to be delivered to:

(i) VPRB the following documents and things, with such documents being duly executed, notarized or acknowledged where appropriate:

(a) A bill of sale for the Assets, in form and substance as attached hereto as Exhibit E (the “Bill of Sale”) duly executed by Vapor, together with such other documents transferring and conveying the Assets to VPRB as VPRB’s counsel may reasonably require for the effective transfer and conveyance of the Assets;

(b) $500,000 by wire transfer to an account as designated by VPRB, which amount (i) will be released by counsel for Vapor, Cozen O’Connor, upon evidence that the Vapor Shares have been transferred and (ii) shall be repaid pursuant to the VPRB Loan Note;

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(c) The Security Agreement duly executed by Vapor;

(d) An assignment and assumption agreement between Vapor and VPRB pursuant to which VPRB shall assume the Assumed Liabilities, in form and substance as attached hereto as Exhibit F (the “Assignment and Assumption Agreement”), duly executed by Vapor; and

(e) a certification of non-foreign status in a form satisfactory to VPRB for purposes of complying with the requirements of section 1445 of the Internal Revenue Code of 1986, as amended, and any other applicable state or local law withholding certificates that VPRB may advise Vapor it believes are applicable and forms of which VPRB provides to Vapor; and

(ii) VPRB and Mr. Frija, the following documents and things, with such documents being duly executed, notarized or acknowledged where appropriate:

(a) a copy of this Asset Purchase Agreement executed by Vapor;

(b) a certificate of Vapor certifying to VPRB and Mr. Frija that all representations and warranties of Vapor contained herein are true and correct as of the Closing Date and that Vapor has duly performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by Vapor prior to or as of the date of the Closing;

(c) any and all consents or approvals required to be obtained by Vapor for the consummation of the transactions set forth herein;

(d) a good standing certificate for Vapor; and

(e) such other documents as VPRB and Mr. Frija may reasonably request in order to consummate the transactions contemplated herein.

(C) Mr. Frija and VPRB Deliverables. At the Closing:

(i) Mr. Frija shall deliver or cause to be delivered the Vapor Shares to Vapor. Transfer of the Vapor Shares shall be made by Mr. Frija by delivery of the Transfer Instructions at Closing to Vapor’s transfer agent (the “Transfer Agent”); and

(ii) VPRB shall deliver or cause to be delivered to Vapor the following documents and things, with such documents being duly executed, notarized or acknowledged where appropriate:

(a) The Acquisition Note and the VPRB Loan Note, each duly executed by VPRB;

(b) The Security Agreement duly executed by VPRB;

(c) the Assignment and Assumption Agreement, duly executed by VPRB; and

(d) a good standing certificate for VPRB; and

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(iii) VPRB and Mr. Frija shall deliver or cause to be delivered to Vapor the following documents and things, with such documents being duly executed, notarized or acknowledged where appropriate:

(a) a copy of this Asset Purchase Agreement executed by VPRB and Mr. Frija;

(b) a certificate of VPRB and Mr. Frija certifying to Vapor that all representations and warranties of VPRB and Mr. Frija contained herein are true and correct as of the Closing Date and that VPRB and Mr. Frija have duly performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by VPRB and Mr. Frija prior to or as of the date of the Closing; and

(c) such other documents as Vapor may reasonably request in order to consummate the transactions contemplated herein.

Section 5. Prorations; Costs.

(A) Prorations. In the event that there are any, all costs, Taxes, utility charges, ground rents and other items of income or expense related to the Assets or the Accounts Receivable, such amounts will be prorated as of the Closing Date such that Vapor shall be entitled to the benefit of, and be responsible for, all income and expenses accruing up to and including the Closing Date and VPRB shall be entitled to the benefit of, and be responsible for, all income and expenses accruing after the Closing Date. A reasonable estimate of such prorations shall be set forth on a closing statement mutually agreed upon no later than the second (2nd) day prior to the Closing (“Closing Statement”) and the amount of the Acquisition Note shall be adjusted accordingly to take such expenses into account.

(B) Costs. Vapor shall bear the costs of recordations, together with any sales, deed, stamp, intangibles or transfer Taxes arising with respect to the transfer of the Assets or the Vapor Shares.

Section 6. Representation and Warranties of Seller.

Seller represents and warrants the following to Buyers as of the Effective Date and as of the Closing:

(A) Organization; Power and Authority; Authorization and Validity. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the closing documents and to complete the transactions provided for herein. Neither the execution, and delivery nor the performance of this Agreement or any of the closing documents, with or without notice, the passage of time, or both, (i) will constitute or result in a violation or breach by Seller of any judgment, order, writ, injunction, or decree issued against or imposed on Seller, or (ii) will result in a violation of any legal requirement or private covenant to which Seller is a party. Any and all consents to Seller’s execution, delivery or performance of this Agreement required from any person, including any and all directors, shareholders, partners and lenders of Seller, have been obtained in writing. No other third party has any ownership or other rights with respect to any of the Assets.

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(B) Enforceability. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. Upon the execution and delivery by Seller of this Agreement and the closing documents as required by Section 4(B), this Agreement and such closing documents will constitute the legal, valid, and binding obligations of Seller, as applicable, enforceable against it in accordance with their respective terms.

(C) No Commitments or Litigation. None of the Assets is bound or affected by any, (i) mortgage, deed of trust, loan or other security agreement that will not be satisfied at Closing; (ii) contract to purchase or sell; (iii) noncompetition or similar restrictive covenant; (iv) option or right of first refusal; or (v) any other agreement or commitment outside the ordinary course of business (all of the foregoing collectively referred to herein as “Commitments”). There is no litigation nor are there any proceedings (whether regulatory or otherwise) affecting any of the Assets which have not been disclosed to Buyers in a writing dated the date hereof.

(D) No Oral Agreements. No oral agreements pertaining to the Assets exist between Seller and any other party.

(E) No Violation; Restrictions. Neither the execution and performance of this Agreement or the agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or applicable to the Assets thereby will violate Applicable Law. Seller has complied in all respects with all Applicable Laws where the failure to so comply could either result in a liability of Buyers or adversely affect the Assets or the operation thereof.

(F) Commissions. Seller has not incurred any obligation for finder’s, broker’s, or agent’s fee in connection with the transaction contemplated hereby.

(G) Financial. There is no fact known to Seller that would reasonably be expected to have a material adverse effect on the Assets or its operations, that has not been disclosed herein, or in a report, financial statement, exhibit, schedule, disclosure letter or other writing attached hereto.

(H) Accounts Receivable. The accounts receivable of Seller which are less than ninety (90) days in arrears as of the date here total $244,735 and are as set forth on Exhibit G (the “Accounts Receivable”).

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Section 7. Representation and Warranties of VPRB.

VPRB represents and warrants the following to Seller as of the Effective Date and as of the Closing:

(A) Organization; Power and Authority; Authorization and Validity. VPRB is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware. VPRB will be duly bound by the actions of the legal entities executing and delivering this Agreement and the closing documents on its behalf, and the individuals executing and delivering said documents on its behalf have all necessary power and authority to do so. VPRB has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement and the closing documents and to complete the transactions provided for herein. Neither the execution and delivery nor the performance of this Agreement or any of the closing documents, with or without notice, the passage of time, or both, (i) will constitute or result in a violation or breach by VPRB of any judgment, order, writ, injunction, or decree issued against or imposed on VPRB, (ii) will result in a violation of any legal requirement or private covenant to which VPRB is a party, or (iii) will give any person any right to accelerate any debts of VPRB. Any and all consents to VPRB’s execution, delivery or performance of this Agreement required from any person, including any and all directors, members, partners and lenders of VPRB, have been obtained in writing.

(B) Enforceability. This Agreement constitutes the legal, valid, and binding obligation of VPRB, enforceable against VPRB in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. Upon the execution and delivery by VPRB of this Agreement and the closing document as required by Section 4(C), this Agreement and such closing documents will constitute the legal, valid, and binding obligations of VPRB, as applicable, enforceable against it in accordance with their respective terms.

(C) Commissions. VPRB has not incurred any obligation for any finder’s, broker’s, or agent’s fee in connection with the transaction contemplated hereby.

(D) Financial. There is no fact known to VPRB that would reasonably be expected to have a Material Adverse Effect on its assets or operations, that has not been disclosed herein, or in a report, financial statement, exhibit, schedule, disclosure letter or other writing attached hereto. There are no agreements or arrangements between VPRB and any other Person creating, incurring, assuming or guaranteeing (or that may create, incur, assume or guarantee) indebtedness or under which a Lien has been imposed on any of the assets of VPRB, in either case tangible or intangible, or any letter of credit arrangements, or any guarantee thereof.

(E) Commitments or Litigation. None of the assets of VPRB is bound or affected by any, (i) mortgage, deed of trust, loan or other security agreement; (ii) contract to purchase or sell; (iii) option or right of first refusal; or (v) any other agreement or commitment outside the ordinary course of business.

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Section 8. Representation and Warranties of Mr. Frija.

Mr. Frija represents and warrants the following to Seller as of the Effective Date and as of the Closing:

(A) Organization; Power and Authority; Authorization and Validity. Mr. Frija is an individual resident of the State of Florida. Mr. Frija has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement and the closing documents and to complete the transactions provided for herein. Neither the execution and delivery nor the performance of this Agreement or any of the closing documents, with or without notice, the passage of time, or both, (i) will constitute or result in a violation or breach by Mr. Frija of any judgment, order, writ, injunction, or decree issued against or imposed on Mr. Frija, (ii) will result in a violation of any legal requirement or private covenant to which Mr. Frija is a party, or (iii) will give any person any right to accelerate any debts of Mr. Frija. Any and all consents to Mr. Frija’s execution, delivery or performance of this Agreement required from any person, including any and all partners and lenders of Mr. Frija, have been obtained in writing.

(B) Enforceability. This Agreement constitutes the legal, valid, and binding obligation of Mr. Frija, enforceable against Mr. Frija in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. Upon the execution and delivery by Mr. Frija of this Agreement and the closing document as required by Section 4(C), this Agreement and such closing documents will constitute the legal, valid, and binding obligations of Mr. Frija, as applicable, enforceable against him in accordance with their respective terms.

(C) Commissions. Mr. Frija has not incurred any obligation for any finder’s, broker’s, or agent’s fee in connection with the transaction contemplated hereby.

(D) Title to Vapor Shares. Mr. Frija is, and on the Closing Date will be, the record and beneficial owner and holder of, and have, and on the Closing Date will have, good and valid title to, the Vapor Shares, free and clear of all Liens and Mr. Frija has not granted any option or right to purchase or vote any of the Vapor Shares other than to Seller pursuant to this Agreement. The consummation of the transactions herein will transfer to Seller record or beneficial ownership of the Vapor Shares, free and clear of all Liens created by Mr. Frija. Other than the Vapor Shares, neither Mr. Frija or VPRB nor any of their Affiliates owns any capital stock or other securities of Vapor.

(E) No Oral Agreements. No oral agreements pertaining to the Vapor Shares exist between or among Mr. Frija, VPRB and any other party.

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Section 9. Management of the Assets Before Closing Date.

During the period between the Effective Date and the Closing, except as otherwise permitted or required by this Agreement, Vapor shall (i) conduct the operations of the Assets only in the ordinary and usual course of business consistent with past and current practices; and shall not make any material changes to the Assets or their operation without the prior consent of VPRB; (ii) promptly notify VPRB of material changes or adverse conditions with respect to the Assets or their operation; (iii) maintain casualty and liability insurance amounts and coverages as customarily maintained; (iv) not solicit or authorize any person to solicit, directly or indirectly, nor encourage or provide any information in response to, any inquiry or proposal for the sale or financing of all or any part of the Assets, nor enter into negotiations for any such proposal; (v) remedy, at the sole expense of Vapor, all Liens or other impairments to the marketability of title to the Assets; and (vii) not enter into any other transaction that would reasonably be expected to adversely affect the Assets.

Section 10. Additional Agreements.

(A) Accounts Receivable. Following the Closing, Vapor shall continue to own the Accounts Receivable, provided, however, that Vapor shall, following the Closing, use its commercially reasonable efforts consistent with standard industry practice to collect the Accounts Receivable, and any and all amounts so collected (i) up to $150,000 (net of any refunds) in the aggregate shall be credited against payment of the Acquisition Note; and (ii) in excess of $150,000 (up to $95,800) will be transferred to Mr. Frija promptly after receipt by Vapor as payment for the Vapor Shares from Mr. Frija.

(B) Premises. Following the Closing, Vapor will continue to pay all costs for the lease of Vapor’s premises located at 3001 Griffin Road, Dania Beach, FL 33312 (the “Premises”) for a period of sixty days following the Closing, and will then vacate the Premises, and shall remove any furniture or fixtures which are not included in the Assets. Notwithstanding the forgoing, Vapor shall have the option to remain at the Premises beyond the period as set forth above, and if Vapor exercises such option, VPRB and Vapor will then split equally the rent and utility and maintenance expenses of the Premises until such time as Vapor vacates the Premises. Vapor shall maintain its current levels of property and liability insurance for the Premises until it vacates the Premises.

(C) Insurance. Following the Closing, until both the Acquisition Note and the VPRB Loan Note are repaid, VPRB shall maintain customary liability and property insurance for Assets and VPRB’s other assets which are subject to the Security Agreement.

(D) Assistance. Following the Closing, Vapor shall provide reasonable assistance in transitioning the Assets to VPRB post-Closing, including assisting with inventory management services and employee transitions, at no additional cost to VPRB.

(E) Share Ownership. Following the Closing, neither VPRB, Mr. Frija nor any of its agents, employees, officers, directors (collectively “VPRB Agents”), nor any person or entity acting pursuant to the instruction of a VPRB Agent, directly or indirectly, shall, without the express written approval of Vapor, (i) for a period of six months from the Closing, acquire any ownership interest in any capital stock or warrants of Vapor and (ii) at any time following the six month period following the Closing, acquire a beneficial ownership interest in Vapor exceeding 4.99% of the total issued and outstanding shares of Vapor.

(F) Non-Solicitation by VPRB. VPRB agrees that, following the Closing, VPRB will not, during the period that begins on the Closing Date and ends one (1) year immediately following the Closing, directly or indirectly, either as principal, agent, employee, employer, stockholder, copartner or in any other individual or representative capacity whatsoever, whether for VPRB’s own benefit or for the benefit of any other individual or entity, solicit, induce, enter into any agreement with, or attempt to influence any individual listed on Exhibit H to terminate their relationship with Vapor or hire or engage or enter into any employer-employee relationship with such person.

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(G) Additional Indebtedness of VPRB. So long as either Note is outstanding and not paid in full, VPRB shall not, and VPRB shall not permit any of its subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any indebtedness that would rank senior or pari passu to either Note.

(H) Covenant Note to Compete.

(i) Vapor hereby acknowledges that: (1) the agreements and covenants it is providing in this Section 10(H) are reasonable and necessary to VPRB’s protection of its legitimate interests in the transaction contemplated by this Agreement; (2) Vapor has certain knowledge of the business operations that may be required to ensure the effective and successful conduct of the business of VPRB, and has access to trade secrets and confidential business methods, plans and practices considered confidential by VPRB, this information has commercial value in the business in which VPRB will be engaged after the consummation of the transaction contemplated by this Agreement, VPRB may be irreparably damaged and its substantial investment in the transactions contemplated by this Agreement materially impaired if Vapor was to enter into an activity competing or interfering with the business of VPRB in violation of the terms of this Section 10(H); and (3) the scope and length of the term of this covenant set forth in this Section 10(H) and the geographical restrictions contained therein are fair and reasonable and not the result of overreaching, duress or coercion of any kind and the full, uninhibited and faithful observance of each of the agreements and covenants contained in this Section 10(H) will not cause such Vapor any undue hardship, financial or otherwise, and enforcement of each of the covenants contained in this Section 10(H) will not impair Vapor’s ability to conduct its operations.

(ii) Vapor covenants and agrees that it will not, at any time during the period of time beginning on the Closing Date and ending on the date that is three (3) years after such Closing Date, compete with VPRB in the wholesale distribution of the brands of electronic cigarette products that comprise the Assets. As used in this Section 10(H), to “compete” shall mean to, directly or indirectly, own, manage, operate, join, control, be employed by, or become a director, officer, employee, agent, broker, consultant, representative or shareholder of a corporation or an owner of an interest in or an employee, agent, broker, consultant, representative or partner of a partnership or in any other capacity whatsoever of any other form of business association, sole proprietorship or partnership, or otherwise be connected in any manner with the ownership, management, or operation of any business substantially similar to that carried on by Vapor with the Assets of the date hereof.

(iii) Vapor acknowledges that VPRB may be irreparably damaged (and damages at law would be an inadequate remedy) if this Section 10(H) is not specifically enforced. Therefore, in the event of a breach or threatened breach by Vapor of any provision of this Section 10(H), then VPRB shall be entitled, in addition to all other rights or remedies which may be available at law or in equity, to seek an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, or to a decree for specific performance of the provisions of this Section 10(H). The terms of this Section 10(H) shall survive the Closing for the periods indicated herein; provided, however, the terms of this Section 10(H) shall terminate if an Event of Default (as defined in the Notes) occurs pursuant to either Note and such Event of Default continues for a period of 90 calendar days.

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Section 11. Inspection

(A) Duration. For a period from the date hereof to July 28, 2016 (the “Inspection Period”), Buyers shall have the right to conduct a due diligence investigation of Assets and the Accounts Receivable.

(B) Cooperation and Access. During the Inspection Period or the earlier termination of this Agreement, at its own cost, Buyers and their Representatives will have continued access to Seller’s offices and its facilities, operating locations, records and personnel to make inspections, examinations, evaluations, studies, tests, and surveys, of any kind or nature, which Buyers desire as to the operations of Seller and the Assets and the Accounts Receivable. Seller shall cooperate with Buyers’ activities under this Section 11.

(C) Inspection and Review. Seller shall permit Buyers and their authorized representatives access to, and make available to Buyers for inspection, all of the assets and operations of Seller, and the business premises of Seller and its employees, and furnish all books, records, documents, corresponding engineering and environmental reports, contracts, property and sales tax records and information with respect to the Assets and the Accounts Receivable. Buyers shall have the right to contact all third parties as Buyers reasonably determine to be advisable in connection with Buyers’ inspection of the Assets and the Accounts Receivable. Seller acknowledges that, prior to or following the Closing Date, Buyers may be required to conduct audits of Seller’s business and any business or assets it has acquired or is reasonably likely to acquire in order to satisfy the requirements of Buyers’ lender(s). Seller agrees to cooperate with Buyers and to provide to Buyers, from time to time, at no out-of-pocket cost to the Buyers and upon reasonable advance written notice from Buyers, access to all financial and other information pertaining to the Assets and the Accounts Receivable, which information is relevant and reasonably necessary, in the opinion of Buyers’ or their Affiliates’ outside, third party accountants (“Accountants”) to enable Buyers or their Affiliates and their Accountants to prepare financial statements in compliance with any and all applicable laws, rules and regulations.

(D) Reliance. Notwithstanding any investigation by Buyers, or any information obtained by Buyers or their representatives, Buyers shall be entitled to rely upon the representations, warranties and indemnities of Seller contained in this Agreement or upon any other agreement, document or other instrument delivered in contemplation of or pursuant hereto, and upon the representations of Seller at Closing as to compliance with or performance of any covenants made by it herein or therein and as to the satisfaction of any conditions precedent to the obligations of Buyers hereunder.

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(E) Termination. (i) At any time prior to the expiration of the Inspection Period, in the event that Buyers determine, in their sole discretion, that their due diligence review of the Assets and the Accounts Receivable are not satisfactory to Buyers, Buyers shall have the right to terminate this Agreement upon notice to Seller, at which point all of Buyers’ obligations hereunder shall cease.

(ii) If the condition to Closing set forth in Section 13(E) is not satisfied prior to 5:30 p.m. eastern on August 1, 2017, the Seller shall have the right to terminate this Agreement without any additional liability to any party hereto (notwithstanding any other provision herein).

Section 12. Buyers’ Conditions Precedent to Closing

Buyers’ obligations to complete the Closing are expressly contingent upon fulfillment of such of the following terms and conditions (collectively, the “Buyers’ Conditions Precedent”) as have not been waived in writing by Buyers in Buyers’ sole discretion:

(A) Performance of Covenants and Accuracy of Representations. All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) must have been accurate in all material respects as of the Effective Date and must also be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any materiality qualifiers contained in the representations and warranties, and Seller’s covenants, duties and obligations in this Agreement required to be performed on or prior to the Closing Date must have been fully and completely performed in all material respects as of the Closing.

(B) No Legal Action Against Contemplated Transactions. Since the Effective Date, there must not have been commenced or threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the contemplated Transactions, or (b) that is likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions in a material and substantial manner.

(C) No Claim Regarding Assets or Accounts Receivable. There must not have been made or threatened any Claims by any Person other than VPRB and Mr. Frija asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Assets or the Accounts Receivable or (b) is entitled to all or any portion of the consideration payable by VPRB or Mr. Frija hereunder.

(D) Title to Assets and Accounts Receivable. Seller shall have good title to the Assets and the Accounts Receivable free and clear of all Liens, and Buyers shall obtain such title upon the consummation of the Transactions.

(E) Execution and Delivery of Documents. Seller shall have executed and delivered to Buyers any and all documents and instruments contemplated by this Agreement and such document as reasonably requested by Buyers in order to consummate the Transactions.

(F) No Material Adverse Effect. No fact or circumstance shall exist as it relates to Seller that could result in a Material Adverse Effect on the Assets or the Accounts Receivable or the Buyers if the Transactions are consummated.

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(G) No Material Adverse Change. The physical, including environmental, conditions of or relating to the Assets shall not have materially and adversely changed since the Inspection Period expiration date.

(H) Termination. Buyers shall not have terminated this Agreement pursuant to Section 11(E).

Section 13. Seller’s Conditions Precedent to Closing

Seller’s obligation to complete the Closing are expressly contingent upon fulfillment of such of the following terms and conditions (collectively, the “Seller’s Conditions Precedent”) as have not been waived in writing by Seller in its sole discretion:

(A) Performance of Covenants and Accuracy of Representations. All of Buyers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the Effective Date, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any materiality qualifiers contained in the representations and warranties), and all of Buyers’ duties, obligations and covenants in this Agreement required to be performed on or prior to the Closing Date must have been fully and completely performed in all material respects as of the Closing Date.

(B) Execution and Delivery of Documents. Buyers shall have executed and delivered to Seller any and all documents and instruments contemplated by this Agreement and such document as reasonably requested by Seller in order to consummate the Transactions.

(C) No Material Adverse Effect. No fact or circumstance shall exist as it relates to

Buyer that could result in a Material Adverse Effect.

(D) Third Party Approvals. VPRB shall have obtained all third party approvals from all Governmental Authorities or other Persons required by such Governmental Authorities or other persons in order to consummate the contemplated Transactions and to own and operate the Assets following the Closing in the form and manner as contemplated by VPRB.

(E) Transfer Instructions. The Transfer Instructions of Mr. Frija shall have been delivered to, and accepted by, the Transfer Agent of Vapor.

Section 14. Survival and Indemnification; Default Limitations

(A) Survival. All representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of thirty-six (36) months, except for the representations and warranties given pursuant to Section 6(A), Section 6(B), Section 7(A), Section 7(B), Section 8(A) and Section 8(B), which shall survive the Closing until the expiration of the applicable statute of limitations. Any Claim for indemnification under this Section 14 shall be made during the applicable survival period. In order to enforce a claim against the indemnitor under this Section 14, the indemnified party shall provide written notice to the indemnitor on or before the last day of the survival period of any alleged breach and, to the extent that such breach is susceptible to cure, shall allow the indemnitor thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within thirty (30) days after notice and is being diligently pursued and such cure is completed within an additional sixty (60) days after the end of such 30-day cure period.

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(B) Indemnification by Seller. Seller will indemnify and hold harmless VPRB and Mr. Frija and their Representatives (collectively, the “Buyer Indemnified Persons”) for, and will pay to such Buyer Indemnified Persons the amount of, any loss, Liability, Claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees), but excluding any lost profits, special, consequential or punitive damages (collectively, “Damages”), arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Seller in this Agreement or any other certificate or document delivered by Seller pursuant to this Agreement, (b) any breach by Seller of any covenant or obligation of Seller in this Agreement, and (c) any Claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on their behalf) in connection with any of the contemplated Transactions.

(C) Indemnification by Buyers.

(i) VPRB. VPRB will indemnify and hold harmless Seller and each of its Representatives (collectively, the “Seller Indemnified Persons”) for, and will pay to such Seller Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by VPRB in this Agreement or in any certificate delivered by VPRB pursuant to this Agreement, (b) any breach by VPRB of any of its covenants or obligations in this Agreement, and (c) any Claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with VPRB (or any Person acting on its behalf) in connection with any of the contemplated Transactions.

(ii) Mr. Frija. Mr. Frija will indemnify and hold harmless Seller Indemnified Persons for, and will pay to such Seller Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Mr. Frija in this Agreement or in any certificate delivered by Mr. Frija pursuant to this Agreement, (b) any breach by Mr. Frija of any of its covenants or obligations in this Agreement, and (c) any Claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Mr. Frija (or any Person acting on its behalf) in connection with any of the contemplated Transactions.

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(D) Procedure for Indemnification for Third Party Claims. Promptly after receipt by a person entitled to indemnity under Section 14(B) or Section 14(D) of notice of the assertion of a third party claim, such indemnified person shall give notice to the Person obligated to indemnify under such Section of the assertion of such third party claim, provided that the indemnified person shall not be subject to any liability for a delay in the delivery of such notice if such delay does not compromise or prejudice any right of the indemnitor. The indemnitor may undertake the defense thereof if (i) the indemnitor provides written notice to such indemnified person that the indemnitor intends to undertake such defense and will indemnify the indemnified person against all Damages resulting from or relating to such third-party claim and determined to be owing by the indemnitor pursuant to this Section 14(D), (ii) the indemnitor provides such indemnified person with evidence acceptable to such indemnified person that the indemnitor will have the financial resources to defend against the third-party claim and fulfill its indemnification obligations hereunder, (iii) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, (iv) an adverse judgment with respect to the third-party claim is not, in the good faith judgment of such indemnified person, likely to establish a precedent adverse to the continuing business interests of such indemnified person and (v) the defense of the third-party claim is conducted actively and diligently by legal counsel reasonably acceptable to such indemnified person and can be conducted without prejudice to the indemnified person. The indemnified person may, by counsel of its choice, participate in such proceedings, negotiations or defense at its own expense. The indemnified person shall furnish to the indemnitor in reasonable detail such information as the indemnified person may have with respect to such claim, including all records and similar materials that are reasonably required in the defense of such third-party claim. In the event that within thirty (30) days after notice of any such third-party claim, the conditions set forth in clauses (i) through (v) above are not satisfied, each indemnified person will (upon further written notice to the indemnitor) have the right to undertake the defense of such claim, subject to any claims the indemnified persons may thereafter have under this Section 14(D) and the indemnitor may elect to participate in such proceedings, negotiations or defense at any time at its own expense. No indemnified or indemnifying person may settle any claim for which indemnification is sought hereunder without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Section 14(D) shall be deemed to extend the deadline by which a claim can be made under Section 14 hereof.

(E) Tax Treatment of Indemnity Payments. Vapor, VPRB and Mr. Frija agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the consideration paid hereunder for all Tax purposes, unless otherwise required by applicable Legal Requirements.

(F) Sole Remedy. From and after the Closing, the provisions of this Section 14 shall be the sole and exclusive remedy of each party for (i) any breach of a party’s representations or warranties contained in this Agreement, (ii) any breach of a party’s covenants or other agreements contained in this Agreement, or (iii) any other matters relating to this Agreement or the Transactions, other than claims for fraud; provided that nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies that the parties hereto may have hereunder to seek injunctive relief or specific performance. Vapor, VPRB, Mr. Frija and their respective Representatives are the only Persons entitled to exercise any remedy provided by this Section 14.

(G) Default. If any party commits a breach of any of their obligations under this Agreement, the other parties hereto shall be entitled to bring an action for specific performance or to assert a claim for Damages either before or after the Closing or to bring a claim for a combination of specific performance and Damages.

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(H) Indemnifications and Damages Limitation. NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, AND EACH PARTY HEREBY WAIVES ANY CLAIM TO, LOST PROFITS, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES IN CONNECTION WITH, OR ON ACCOUNT OF, ANY BREACH HEREUNDER. ABSENT FRAUD OR WILLFUL MISCONDUCT, THE LIABILITY PURSUANT TO THIS AGREEMENT FOR DAMAGES OF EITHER SELLER, ON ONE HAND, AND VPRB AND MR. FRIJA, ON THE OTHER HAND, SHALL NOT EXCEED (1) WITH RESPECT TO THE SELLER, THE AMOUNTS RECEIVED IN REPAYMENT FOR THE NOTES AND (2) WITH RESPECT TO MR. FRIJA AND VPRB, AN AMOUNT NOT TO EXCEED $870,000.

Section 15. Termination.

(A) Termination Events. By notice given prior to or at the Closing, subject to Section 15(B), this Agreement may be terminated as follows: (i) by Buyers or Seller pursuant to Section 11(E); (ii) by Buyers if Seller has materially breached its obligations under and pursuant to this Agreement, and such breach has not been waived by Buyers; (iii) by Seller if a material breach of any provision of this Agreement has been committed by Buyers and such breach has not been waived by Seller; (iv) by Buyers if any condition in Section 12 has not been satisfied as of the date that is ten (10) days after the end of the Inspection Period or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement), and Buyers have not waived such condition on or before such date; (v) by Seller if any condition in Section 13 has not been satisfied as of the date that is ten (10) days after the end of the Inspection Periods or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date; (vi) by mutual consent of VPRB, Mr. Frija and Vapor; (vii) by Buyers if the Closing has not occurred on or before the Closing Date other than through the fault of Buyers, or such later date as the parties may agree upon; or (viii) by Seller if the Closing has not occurred on or before the Closing Date other than through the fault of Seller, or such later date as the parties may agree upon.

(B) Effect of Termination. Each party’s right of termination under Section 15 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 15, all obligations of the parties under this Agreement will terminate, except that Section 14, this Section 15(B) and Section 17 will survive such termination, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

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Section 16. Confidentiality.

Without the prior written consent of the other parties hereto, no party hereto shall, and shall not permit any of its representatives to, disclose to any person other than their respective officers, directors and advisors on a need to know basis (i) the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby, or (ii) this Agreement or any of the terms, conditions or other facts with respect to this Agreement or the transactions contemplated hereby, including the status thereof, except to the extent that such disclosing party has, prior to any such disclosure, determined in good faith, after consultation with counsel, that such disclosure is required by Applicable Law.

Section 17. Miscellaneous

(A) Expenses. Each of the parties to this Agreement will pay their own respective attorneys’ fees and costs incurred in connection with the negotiation of this Agreement and consummation of the Closing.

(B) Brokers. VPRB and Mr. Frija, on the one hand, and Vapor, on the other hand, represents and warrants to the other that it/they have not entered into an agreement with any agent, broker or finder in connection with the transaction contemplated by this Agreement.

(C) Interpretation. The singular includes the plural and the plural includes the singular. The word “or” is not exclusive and the word “including” is not limiting. References to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation. Unless otherwise indicated, references to a Section or Exhibit mean a Section or Exhibit contained in or attached to this Agreement. The caption headings in this Agreement are for convenience and reference only and do not define, modify or describe the scope or intent of any of the terms of this Agreement. This Agreement will be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question.

(D) Notices. All notices, demands or communications required or permitted under this Agreement will be in writing and delivered by hand or mailed by certified mail, return receipt requested, postage and registration or certification charges prepaid, or by nationally recognized overnight courier service, as set forth below, or by email with return receipt requested and received, to the addresses as set forth below. Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt, mailed notices shall be deemed given three (3) Business Days after mailing, and notices sent by email shall be deemed given when a return receipt has been received.

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If to Buyers (VPRB or Mr. Frija):

VPR Brands, LP

Attn: Kevin Frija

4401 N.W. 167st

Miami, FL 33055

Email: kevin.frija@vprbrands.com

With a copy, which shall not constitute notice, to:

Legal & Compliance LLC

Attn: Laura Anthony, Esq.

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Email: LAnthony@LegalAndCompliance.com

If to Seller (Vapor):

Vapor Corp.

Attn: Jeffrey Holman

3001 Griffin Road

Dania Beach, FL 33312

Email: jholman@vpco.com

With a copy, which shall not constitute notice, to:

Cozen O’Connor

Attn: Martin T. Schrier

Southeast Financial Center

200 South Biscayne Blvd.

Suite 4410

Miami, FL 33131

Email: MSchrier@cozen.com

(E) Enforcement Costs. If any Proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover from the unsuccessful party(s) reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that Proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, and all other charges billed by the attorney to the prevailing party(s). The terms of this Section 17(E) shall survive the Closing.

(F) Assignment. No party hereto may assign this Agreement without the prior written consent of the other parties hereto.

(G) Governing Law. The interpretation and construction of this Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the choice or conflict of laws provisions thereof.

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(H) Jurisdiction and Venue. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought solely in the state and federal courts within the State of Florida, Palm Beach County and any courts to which an appeal may be taken or other review sought from such courts. Each party consents to the jurisdiction of each such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. To the extent allowed by applicable law, service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO WAIVE THE RIGHT TO TRIAL BY JURY.

(I) Integration and Interpretation. This Agreement constitutes the entire agreement of the parties with respect to the subject matter herein. All prior understandings and agreements among the parties with respect to the subject matter of this Agreement are merged in this Agreement. No party shall rely upon any prior statement, covenant or representation made by any other party which is not embodied in this Agreement. All parties have participated in the negotiation, review and drafting of this Agreement and no provision of this Agreement shall be construed more strictly against any party. For purposes of this Agreement, (A) the words “include” and “including” shall be deemed to be followed by the words “without limitation”; (B) references to an agreement or document means such agreement or document as amended, supplemented or modified from time to time; and (C) references to “hereof,” “herein” or similar terms are intended to refer to this Agreement as a whole and not to a particular section.

(J) Amendments. No purported amendment to or waiver of any term of this Agreement will be binding upon any party, or have any other force or effect in any respect, unless the same is in writing and signed by (a) in the case of a waiver, the party to be charged or (b) in the case of an amendment, VPRB, Vapor and Mr. Frija.

(K) Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Vapor, VPRB and Mr. Frija, and each of their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(L) Further Assurances. Each party will, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other parties may reasonably request in order to effectuate the intent of this Agreement, provided that the requested party shall have no obligation to undertake any action requiring the expenditure of “out of pocket” costs (unless otherwise required by this Agreement) unless the requesting party agrees to pay such costs if reasonably incurred. This Section 17(L) will survive for a period of three (3) years following the Closing.

(M) Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies to any Persons other than Vapor, VPRB and Mr. Frija and their respective successors and permitted assigns.

(N) Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible; provided that if the part deemed inapplicable and/or omitted results in a material imbalance, inequity or unfairness in terms of the intended benefits of the bargain, the parties will in good faith restructure the Agreement to achieve the original intention or if such is not possible, treat the Agreement as terminated with a return of any consideration received or benefit provided to the extent practicable prior to such termination. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The terms of this Section will survive the Closing.

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(O) Time of Essence. Time is of the essence in the performance of this Agreement.

(P) Signer’s Warranty. Each individual executing this Agreement on behalf of an entity represents and warrants to the other party or parties to this Agreement that (a) such individual has been duly and validly authorized to execute and deliver this Agreement and any and all other documents contemplated by this Agreement on behalf of such entity, (b) this Agreement and the documents executed by such individual on behalf of such entity under this Agreement are and will be duly authorized, executed, and delivered on behalf of such entity and are and will be legal, valid, and binding obligations of such entity.

(Q) Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by electronic transmission or electronic data file shall be effective as delivery of a manually executed counterpart hereof.

[Signatures appear on following pages]

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In witness whereof, the parties have executed this Agreement as of the date first set forth above:

VPR BRANDS, LP
VPR Brands, LP

By:	/s/ Kevin Frija
Kevin Frija, CEO

VAPOR CORP.
VAPOR CORP.

By:	/s/ Jeffrey Holman
Jeffrey Holman, CEO

Kevin Frija

By:	/s/ Kevin Frija
Kevin Frija

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Exhibit A-1

Wholesale Operations Assets

●	Goodwill related to the wholesale business
●	Client lists
●	Client accounts
●	Rights to all Krave, Vaporin, Honey Stix and VaporX brands
●	Rights to all customers
●	Rights to certain trademarks: Krave, Vaporin, Honey Stix and VaporX
●	The following websites: vaporx.com, kraveit.com and vaporin.com
●	Certain furniture and fixtures located at the Dania Beach, Florida facility
●	Office furniture located at the Dania Beach, Florida facility
●	Certain warehouse racks and equipment located at the Dania Beach, Florida facility
●	Deposits of approximately $56,857.59 for inventory to be purchased

Exhibit A-2

Wholesale Inventory

Vapor Corp
Whole sale Inventory - July 28, 2016

Inventory Summary:

0 - 30 days	$	91,794.00
31-60 days	$	62,638.00
over 60 days	$	104,311.00
Total	$	258,743.00

Code	Product	Category	Total Units	unit	Average Cost	Total Cost
0-30 days						
X036-TOB-18	2ml XPS - XPRESS KIT - TOB - BLK - 1pc Blister 510	VPCO Starter Kits	24.00		$ 4.45	$ 106.80
19041-003-HGH	Caramel Treat - High - 30ml - 1.8%	VPCO E-Liquid	500.00		$ 1.36	$ 680.00
KA012-RED	Kangertech Topbox Mini Red	Mods	2.00	pcs	$ 34.90	$ 69.80
NF CART MEN 10G	No Flame - Cartomizers- 5 Pack - MEN 10 - Generic NO PRINT	VPCO Cartomizers	4.00		$ 1.90	$ 7.60
NF CART TOB 10G	No Flame - Cartomizers- 5 Pack - TOB 10 - Generic NO PRINT	VPCO Accessories	1.00		$ 1.90	$ 1.90
NF CART TOB 12G	No Flame - Cartomizers- 5 Pack - TOB 12 - Generic NO PRINT	VPCO Cartomizers	200.00		$ 1.90	$ 380.00
NF CART TOB 20	No Flame - Cartomizers- 5 Pack - TOB 20	VPCO Cartomizers	1,172.00		$ 1.90	$ 2,226.80
19038-003-HGH	Red Star - High - 30ml - 1.8%	VPCO E-Liquid	300.00		$ 1.50	$ 450.00
19044-003-THREE	SOS - Tropical Medley - Three - 30ml - 0.3%	VPCO E-Liquid	528.00		$ 1.50	$ 792.00
19040-003-HGH	Vanilla Latte - High - 30ml - 1.8%	VPCO E-Liquid	300.00		$ 6.00	$ 1,800.00
TW006-WHT	Wismec Reuleaux RX200 White Green	Mods	2.00	pcs	$ 29.91	$ 59.82
KA009-BLU	KangerTech Nebox - Blue	Obsolete	1.00	pcs		
17001	eGo 420mah Non-Passthrough Charger	Chargers	487.00	pcs	$ 0.52	$ 253.24
X015-CHM-06	1ml 600Puff Hookah Stix - 0.6% - Rich Mint Chocolate - 1pc Unit	VPCO Cartomizers	413.00		$ 2.10	$ 867.30
62000-010-CRM	Presidential Clearomizer - CHROME	VPCO Clearomizers	6.00			
X013-CAL-00	VX 10mL - E-Juice - 0.0% - Cafe' Latte - 1pc	VPCO E-Liquid	239.00		$ 0.65	$ 155.35
X013-MEN-00	VX 10mL - E-Juice - 0.0% - Menthol Breeze - 1pc	VPCO E-Liquid	419.00		$ 0.64	$ 268.16
X037-BLU	XPS Battery - Blue - 1pc	VPCO Mods/Batteries	7.00		$ 3.30	$ 23.10
X037-RED	XPS Battery - Red - 1pc	VPCO Mods/Batteries	40.00		$ 3.30	$ 132.00
KA011-0.5 ohm	Kangertech Stainless Steel OCC Replacement Coil (5 Pack) 0.5 ohm	Coils	5.00	pcs	$ 5.50	$ 27.50
11035-0.5 ohm	KangerTech Subtank OCC Coils (5pk) 0.5 ohm	Coils	41.00	pcs	$ 5.52	$ 226.50
NAK004-3mg - Ultra Lights	Naked Fish 40ml Dripper E-Liquid - Barracuda 3mg	Naked Fish Juice	16.00	pcs	$ 6.00	$ 96.00
NAK001-3mg - Ultra Lights	Naked Fish 40ml Dripper E-Liquid - Wahoo 3mg	Naked Fish Juice	36.00	pcs	$ 6.00	$ 216.00
X013-WAT-06	10mL - E-Juice - 0.6% - Watermelon - 1pc	VPCO E-Liquid	284.00		$ 0.10	$ 28.40
X013-BLU-12	10mL - E-Juice - 1.2% - Bold Blueberry - 1pc	VPCO E-Liquid	409.00		$ 0.50	$ 204.50
X013-WAT-12	10mL - E-Juice - 1.2% - Watermelon - 1pc	VPCO E-Liquid	432.00		$ 0.10	$ 43.20
X013-MEN-18	10mL - E-Juice - 1.8% - Menthol Breeze - 1pc	VPCO E-Liquid	2,940.00		$ 0.63	$ 1,852.20
X015-BLU-06	1ml 600Puff Hookah Stix - 0.6% - Blueberry Burst - 1pc Unit	VPCO Cartomizers	2,891.00		$ 0.25	$ 722.75
X015-CBK-06	1ml 600Puff Hookah Stix - 0.6% - Dark Cherry Black - 1pc Unit	VPCO Cartomizers	3,070.00		$ 0.25	$ 767.50
X015-CAL-06	1ml 600Puff Hookah Stix - 0.6% - Hotte Cafe Latte - 1pc Unit	VPCO Cartomizers	463.00		$ 0.25	$ 115.75
X015-WAT-06	1ml 600Puff Hookah Stix - 0.6% - Melon Heaven - 1pc Unit	VPCO Cartomizers	1,353.00		$ 0.25	$ 338.25
X015-PEM-06	1ml 600Puff Hookah Stix - 0.6% - Peach Mango Island - 1pc Unit	VPCO Cartomizers	4,043.00		$ 0.25	$ 1,018.75
X015-PIN-06	1ml 600Puff Hookah Stix - 0.6% - Pineapple Paradise - 1pc Unit	VPCO Cartomizers	3,287.00		$ 0.25	$ 821.75
X015-STB-06	1ml 600Puff Hookah Stix - 0.6% - Strawberry Banana - 1pc Unit	VPCO Cartomizers	5,666.00		$ 0.25	$ 1,416.50
X015-VAN-06	1ml 600Puff Hookah Stix - 0.6% - Vanilla Dream - 1pc Unit	VPCO Cartomizers	2,556.00		$ 0.25	$ 639.00
X017-APP-00	4ml Cartomizers - APP 00 - 5 pack	VPCO Cartomizers	276.00		$ 0.50	$ 138.00
X017-APP-10	4ml Cartomizers - APP 10 - 5 pack	VPCO Cartomizers	148.00		$ 0.50	$ 74.00
X017-CAL-10	4ml Cartomizers - COF 10 - 5 pack	VPCO Cartomizers	95.00		$ 0.50	$ 47.50
X017-CAL-15	4ml Cartomizers - COF 15 - 5 pack	VPCO Cartomizers	342.00		$ 0.50	$ 171.00
X017-GRA-00	4ml Cartomizers - GRP 00 - 5 pack	VPCO Cartomizers	238.00		$ 0.50	$ 119.00
X017-GRA-15	4ml Cartomizers - GRP 15 - 5 pack	VPCO Cartomizers	208.00		$ 0.50	$ 104.00
X017-ENE-00	4ml Cartomizers - NRG 00 - 5 pack	VPCO Cartomizers	106.00		$ 0.50	$ 53.00
X017-ENE-10	4ml Cartomizers - NRG 10 - 5 pack	VPCO Cartomizers	247.00		$ 0.50	$ 123.50
X017-STR-00	4ml Cartomizers - STR 00 - 5 pack	VPCO Cartomizers	74.00		$ 0.50	$ 37.00
X017-VAN-00	4ml Cartomizers - VAN 00 - 5 pack	VPCO Cartomizers	75.00		$ 0.50	$ 37.50
X017-VAN-15	4ml Cartomizers - VAN 15 - 5 pack	VPCO Cartomizers	375.00		$ 0.50	$ 187.50
X017-VAN-20	4ml Cartomizers - VAN 20 - 5 pack	VPCO Cartomizers	278.00		$ 0.50	$ 139.00
304-001	Clearomizer Replacable Coil for Live Ecig - 5pk	VPCO Coils	320.00		$ 0.10	$ 32.00
19039-003-HGH	Dessert Monster - High - 30ml - 1.8%	VPCO E-Liquid	318.00		$ 0.50	$ 159.00
5001-CIG-18	Duo - Cigar:Blue Line Cigar 1pc	VPCO Mods/Batteries	92.00		$ 1.00	$ 92.00
120-1100-CRM	Ego Passthrough (1100mah)	VPCO Mods/Batteries	177.00		$ 1.00	$ 177.00
122-0900-CRM	Ego Twist	VPCO Mods/Batteries	152.00		$ 1.00	$ 152.00
Vapor X - Executive:X020-CLR	Executive Replacement Tanks - CLEAR - 1pc Unit	VPCO Accessories	18.00	pcs	$ 0.25	$ 4.50
X029-BLK	EXTREME - Starter Kit - Black - 1pc	VPCO Starter Kits	45.00		$ 3.00	$ 135.00
X029-BLU	EXTREME - Starter Kit - Blue - 1pc	VPCO Starter Kits	50.00	pcs	$ 3.00	$ 150.00
X029-SLV	EXTREME - Starter Kit - Silver - 1pc	VPCO Starter Kits	4.00		$ 3.00	$ 12.00
7300-002	Extreme Starter Kit Chrome	VPCO Starter Kits	144.00		$ 1.00	$ 144.00
IPV002-BLK	IPV D3 - Black	Obsolete	8.00	pcs	$ 20.00	$ 160.00
10025-PNK	KangerTech Subtank Nano - Pink	Obsolete	7.00	pcs	$ 5.00	$ 35.00
10025-PUR	KangerTech Subtank Nano - Purple	Obsolete	6.00	pcs	$ 5.00	$ 30.00
62000-001	Mini Presidential Vaporizer Starter Kit - Pink	VPCO Starter Kits	864.00		$ 2.00	$ 1,728.00
P029-BLK	No Flame Vaporizer Pro Kit	VPCO Starter Kits	250.00		$ 2.00	$ 500.00
2001-003-HGH	On-The-Go Starter Kit Menthol (High)	VPCO Starter Kits	336.00	pcs	$ 2.00	$ 672.00
2001-001-HGH	On-The-Go Starter Kit Tobacco (High)	VPCO Starter Kits	648.00	pcs	$ 1.00	$ 648.00
6000-001-HGH	Original Starter Kit	VPCO Starter Kits	144.00		$ 2.00	$ 288.00
P030-BLK	Power Vaporizer Pro Kit	VPCO Starter Kits	195.00		$ 2.00	$ 390.00

2

3

62000-007	Presidential 2.0 Starter Kit - CHROME	VPCO Starter Kits	586.00		$	6.50	$	3,809.00
X017-MEN-15	4ml Cartomizers - MEN 15 - 5 pack	VPCO Cartomizers	612.00		$	1.90	$	1,162.80
K001-TOB-18	Krave Classic 0.6ml Disposable - 300 Puff - Tobacco18 - 1pc Unit	VPCO Cartomizers	3,670.00		$	1.58	$	5,798.60
V004-CLR	Maverick Starter Kit	VPCO Starter Kits	907.00		$	17.00	$	15,419.00
H016-BLK	HoneyStick Chiller8 Wax Kit - Black	VPCO Starter Kits	97.00		$	13.30	$	1,290.10
19036-003-HGH	Fruity Honeydew - High - 30ml - 1.8%	VPCO E-Liquid	421.00		$	1.47	$	618.05
19042-003-EXH	Menthol Tobacco - Extra High - 30ml - 2.4%	VPCO E-Liquid	656.00		$	2.00	$	1,312.00
19045-003-ZERO	SOS - Cinnamon Caramel Roll - Zero - 30ml - 0.0%	VPCO E-Liquid	1,028.00		$	1.51	$	1,552.00
19046-003-ZERO	SOS - Fruity Cereal - Zero - 30ml - 0.0%	VPCO E-Liquid	656.00		$	1.50	$	984.00
19044-003-ZERO	SOS - Tropical Medley - Zero - 30ml - 0.0%	VPCO E-Liquid	882.00		$	1.51	$	1,328.61
X013-TOB-00	10mL - E-Juice - 0.0% - Classic Tobacco - 1pc	VPCO E-Liquid	125.00		$	0.63	$	76.75
H023	HoneyStick Sub-Ohm Oil Coils - 5Pk	VPCO Coils	183.00		$	7.00	$	1,281.00
K001-MEN-18	Krave Classic 0.6ml Disposable - 300 Puff - Menthol18 - 1pc Unit	VPCO Cartomizers	5,730.00		$	1.58	$	9,053.40
NAK002-3mg - Ultra Lights	Naked Fish 40ml Dripper E-Liquid - Sting Ray 3mg	Naked Fish Juice	14.00	pcs	$	3.00	$	42.00
H016-WHT	HoneyStick Chiller8 Wax Kit - White	VPCO Starter Kits	58.00	pcs	$	13.00	$	754.00
300-001	Presidential 2.0 and Pro Glass Air Replacement Coils - 5 pack	VPCO Coils	1,044.00		$	3.05	$	3,184.37
H024-BLK	HoneyStick Highbrid Wax/Dab Atomizer - Black	VPCO Clearomizers	659.00	pcs	$	9.00	$	5,931.00
S009-TOB-18	S1 TRIO FILT 5+1 TOB18	VPCO Cartomizers	2,000.00	pcs				
19034-003-HGH	Berries N' Cream - High - 30ml - 1.8%	VPCO E-Liquid	121.00		$	0.46	$	55.66
19035-003-HGH	Cool Spring Mist - High - 30ml - 1.8%	VPCO E-Liquid	328.00		$	0.11	$	36.40
19033-003-HGH	Krazy Kustard - High - 30ml - 1.8%	VPCO E-Liquid	176.00		$	1.08	$	190.52
NAK005-6mg - Ultra lights	Naked Fish 40ml Dripper E-Liquid - Piranha 6mg	Naked Fish Juice	29.00	pcs	$	0.83	$	24.00
NF CART MEN 0G	No Flame - Cartomizers:- 5 Pack - MEN 00 - Generic NO PRINT	VPCO Cartomizers	200.00					
Uwell003-0.15 ohm	Uwell Crown Replacement Nickel Coils (4 Pack) 0.15 ohm	Coils	4.00					
X041-PNK	VX XL Tank Cartomizer - Pink - 510 - 1pc Unit	VPCO Cartomizers	326.00		$	0.70	$	228.20
P027-FRW-12	912 Vapors - 30ml E-Liquid - Fruit Wonder 1.2%	VPCO E-Liquid	90.00		$	2.00	$	180.00
H022-BLK	HoneyStick Chiller8 Wax Tank - Black	VPCO Clearomizers	559.00	pcs	$	4.54	$	2,534.35
H022-WHT	HoneyStick Chiller8 Wax Tank - White	VPCO Clearomizers	650.00	pcs	$	4.25	$	2,762.50
X013-TOB-06	10mL - E-Juice - 0.6% - Classic Tobacco - 1pc	VPCO E-Liquid	990.00		$	0.63	$	623.70
X013-BLU-24	10mL - E-Juice - 2.4% - Bold Blueberry - 1pc	VPCO E-Liquid	95.00		$	0.65	$	61.75
X013-VAN-24	10mL - E-Juice - 2.4% - Vanilla Dream - 1pc	VPCO E-Liquid	347.00		$	0.65	$	224.90
X015-GRA-06	1ml 600Puff Hookah Stix - 0.6% - Grape So D'Vine - 1pc Unit	VPCO Cartomizers	1,121.00		$	2.10	$	2,354.10
X015-APP-06	1ml 600Puff Hookah Stix - 0.6% - Sweet Sour Apple - 1pc Unit	VPCO Cartomizers	781.00		$	2.07	$	1,616.67
X017-APP-15	4ml Cartomizers - APP 15 - 5 pack	VPCO Cartomizers	196.00		$	1.59	$	311.64
X017-BLU-15	4ml Cartomizers - BLU 15 - 5 pack	VPCO Cartomizers	28.00		$	1.60	$	44.80
X017-CAL-20	4ml Cartomizers - COF 20 - 5 pack	VPCO Cartomizers	123.00		$	1.90	$	233.70
X017-STR-20	4ml Cartomizers - STR 20 - 5 pack	VPCO Cartomizers	19.00		$	1.90	$	36.10
P026-BLU-12	912 Vapors - 10ml E-Liquid - Blueberry 1.2%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P026-CHE-12	912 Vapors - 10ml E-Liquid - Cherry 1.2%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P026-MEN-18	912 Vapors - 10ml E-Liquid - Menthol 1.8%	VPCO E-Liquid	80.00		$	0.82	$	65.60
P026-MEN-24	912 Vapors - 10ml E-Liquid - Menthol 2.4%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P026-PEA-12	912 Vapors - 10ml E-Liquid - Peach 1.2%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P026-REH-12	912 Vapors - 10ml E-Liquid - Red Hot 1.2%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P026-APP-12	912 Vapors - 10ml E-Liquid - Sour Apple 1.2%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P026-STR-12	912 Vapors - 10ml E-Liquid - Strawberry 1.2%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P026-TOB-18	912 Vapors - 10ml E-Liquid - Tobacco 1.8%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P026-TOB-24	912 Vapors - 10ml E-Liquid - Tobacco 2.4%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P026-VAN-12	912 Vapors - 10ml E-Liquid - Vanilla 1.2%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P026-WAT-12	912 Vapors - 10ml E-Liquid - Watermelon 1.2%	VPCO E-Liquid	90.00		$	0.82	$	73.80
P027-BLR-12	912 Vapors - 30ml E-Liquid - Blue Razz 1.2%	VPCO E-Liquid	90.00		$	1.36	$	122.40
702-01-BLK	Black Zipper Case Big	VPCO Accessories	101.00		$	2.20	$	222.20
H010	Honey Stick Fill-It-Yourself (FIY) Kit	VPCO Accessories	308.00		$	2.35	$	723.80
H021	HoneyStick Flatbill Adjustable Back Hats	VPCO Starter Kits	50.00		$	11.75	$	587.50
MM001-6mg - Ultra Lights	Milkman Milkman 30ml E-Liquid - 6mg	The Milkman	104.00	pcs	$	8.00	$	832.00
MM001-3mg - Ultra Lights	Milkman Milkman 30ml E-Liquid - 3mg	The Milkman	328.00	pcs	$	7.98	$	2,600.00
NAK004-0mg - No Nicotine	Naked Fish 40ml Dripper E-Liquid - Barracuda 0mg	Naked Fish Juice	151.00	pcs	$	5.91	$	892.56
NAK003-0mg - No Nicotine	Naked Fish 40ml Dripper E-Liquid - Great White 0mg	Naked Fish Juice	234.00	pcs	$	4.41	$	1,032.00
NAK003-6mg - Ultra Lights	Naked Fish 40ml Dripper E-Liquid - Great White 6mg	Naked Fish Juice	49.00	pcs	$	6.00	$	294.00
NAK005-0mg - No Nicotine	Naked Fish 40ml Dripper E-Liquid - Piranha 0mg	Naked Fish Juice	183.00	pcs	$	5.20	$	951.00
NAK002-0mg - No Nicotine	Naked Fish 40ml Dripper E-Liquid - Sting Ray 0mg	Naked Fish Juice	228.00	pcs	$	5.67	$	1,293.00
NAK002-6mg - Ultra Lights	Naked Fish 40ml Dripper E-Liquid - Sting Ray 6mg	Naked Fish Juice	66.00	pcs	$	6.00	$	396.00
NAK001-0mg - No Nicotine	Naked Fish 40ml Dripper E-Liquid - Wahoo 0mg	Naked Fish Juice	224.00	pcs	$	6.21	$	1,167.00
62000-012-CRM	Presidental Clearomizer 2.0 - CHROME	VPCO Clearomizers	55.00		$	0.41	$	22.50
62000-006	Presidential 2.0 Starter Kit - BLACK	VPCO Starter Kits	199.00		$	6.50	$	1,293.50
SJ005-12mg - Lights	Space Jam Galactica 12mg - Lights	Space Jam	6.00	pcs	$	8.00	$	48.00
5+1pk - MEN 18	Trio - Black Filters5+1pk - MEN 18	VPCO Cartomizers	1,880.00		$	0.66	$	1,240.80
X088-CCR-03	VaporX 20ml Dripper E-Liquid - Cinnamel Roll 0.3%	VPCO E-Liquid	661.00		$	1.50	$	992.00
X088-ISB-03	VaporX 20ml Dripper E-Liquid - Island Bliss0.3%	VPCO E-Liquid	170.00		$	2.00	$	340.00
X088-STL-03	VaporX 20ml Dripper E-Liquid - Lemon Berryade 0.3%	VPCO E-Liquid	934.00		$	1.65	$	1,538.00
X088-MAM-03	VaporX 20ml Dripper E-Liquid - Mandarin Magic 0.3%	VPCO E-Liquid	276.00		$	2.00	$	552.00
X088-MOJ-03	VaporX 20ml Dripper E-Liquid - Mojito Ice 0.3%	VPCO E-Liquid	431.00		$	2.00	$	862.00
X088-TAT-03	VaporX 20ml Dripper E-Liquid - Tangy Tart 0.3%	VPCO E-Liquid	437.00		$	2.00	$	874.00
X087-HAV-03	VaporX 30ml Premium E-Liquid - Havana 0.3%	VPCO E-Liquid	971.00		$	1.49	$	1,444.38
X087-HAV-18	VaporX 30ml Premium E-Liquid - Havana 1.8%	VPCO E-Liquid	1,215.00		$	1.50	$	1,822.50

4

5

6

Code	Product	Category	Total Units	unit	Average Cost	Total Cost
X039-BLK	VX XPS Mini - XPRESS KIT - 1pc Blister	VPCO Starter Kits	468.00		$ 3.26	$ 1,527.00
X036-PNK	XLT - 1 Battery Kit w/ Tank (PINK)	VPCO Starter Kits	1.00		$ 13.70	$ 13.70
NAK003-3mg - Ultra Lights	Naked Fish 40ml Dripper E-Liquid - Great White 3mg	Naked Fish Juice	12.00	pcs	$ 5.97	$ 71.68
X013-BLU-18	VX 10mL - E-Juice - 1.8% - Bold Blueberry - 1pc	VPCO E-Liquid	1,660.00		$ 0.63	$ 1,045.80
X017-CAL-00	Vapor X 4ml Cartomizers - COF 00 - 5 pack	VPCO Cartomizers	4.00		$ 1.60	$ 6.40
X017-GRA-10	Vapor X 4ml Cartomizers - GRP 10 - 5 pack	VPCO Cartomizers	5.00		$ 1.60	$ 8.00
X013-MAN-06	10mL - E-Juice - 0.6% - Mango - 1pc	VPCO E-Liquid	435.00		$ 0.70	$ 304.50
X015-MAN-12	10mL - E-Juice - 1.2% - Mango - 1pc	VPCO E-Liquid	527.00		$ 0.70	$ 368.90
X003-BLK	EXPRESS - Starter Kit - Black - 1pc	VPCO Starter Kits	17.00		$ 5.00	$ 85.00
H025	HoneyStick Highbrid Wax/Dab Rebuild Kit	VPCO Coils	383.00		$ 4.49	$ 1,720.64
K009-TOB-18	Krave 500 White - Original - 1pc Unit (FlexTip)	VPCO Cartomizers	893.00		$ 1.60	$ 1,428.00
62000-007	Presidential 2.0 Starter Kit - CHROME	VPCO Starter Kits	586.00		$ 6.50	$ 3,809.00
X017-MEN-15	4ml Cartomizers - MEN 15 - 5 pack	VPCO Cartomizers	612.00		$ 1.90	$ 1,162.80
K001-TOB-18	Krave Classic 0.6ml Disposable - 300 Puff - Tobacco18 - 1pc Unit	VPCO Cartomizers	3,670.00		$ 1.58	$ 5,798.60
V004-CLR	Maverick Starter Kit	VPCO Starter Kits	907.00		$ 17.00	$ 15,419.00
H016-BLK	HoneyStick Chiller8 Wax Kit - Black	VPCO Starter Kits	97.00		$ 13.30	$ 1,290.10
19036-003-HGH	Fruity Honeydew - High - 30ml - 1.8%	VPCO E-Liquid	421.00		$ 1.47	$ 618.65
19042-003-EXH	Menthol Tobacco - Extra High - 30ml - 2.4%	VPCO E-Liquid	656.00		$ 2.00	$ 1,312.00
19045-003-ZERO	SOS - Cinnamon Caramel Roll - Zero - 30ml - 0.0%	VPCO E-Liquid	1,028.00		$ 1.51	$ 1,552.00
19046-003-ZERO	SOS - Fruity Cereal - Zero - 30ml - 0.0%	VPCO E-Liquid	656.00		$ 1.50	$ 984.00
19044-003-ZERO	SOS - Tropical Medley - Zero - 30ml - 0.0%	VPCO E-Liquid	882.00		$ 1.51	$ 1,328.51
X013-TOB-00	10mL - E-Juice - 0.0% - Classic Tobacco - 1pc	VPCO E-Liquid	125.00		$ 0.63	$ 78.75
H023	HoneyStick Sub-Ohm Oil Coils - 5Pk	VPCO Coils	183.00		$ 7.00	$ 1,281.00
K001-MEN-18	Krave Classic 0.6ml Disposable - 300 Puff - Menthol18 - 1pc Unit	VPCO Cartomizers	5,730.00		$ 1.58	$ 9,053.40
NAK002-3mg - Ultra Lights	Naked Fish 40ml Dripper E-Liquid - Sting Ray 3mg	Naked Fish Juice	14.00	pcs	$ 3.00	$ 42.00
H016-WHT	HoneyStick Chiller8 Wax Kit - White	VPCO Starter Kits	58.00	pcs	$ 13.00	$ 754.00
300-001	Presidential 2.0 and Pro Glass Air Replacement Coils - 5 pack	VPCO Coils	1,044.00		$ 3.05	$ 3,184.37
H024-BLK	HoneyStick Highbrid Wax/Dab Atomizer - Black	VPCO Clearomizers	659.00	pcs	$ 9.00	$ 5,931.00
S009-TOB-18	S1 TRIO FILT 5+1 TOB18	VPCO Cartomizers	2,000.00	pcs		
19034-003-HGH	Berries N' Cream - High - 30ml - 1.8%	VPCO E-Liquid	121.00		$ 0.46	$ 55.64
19035-003-HGH	Cool Spring Mist - High - 30ml - 1.8%	VPCO E-Liquid	326.00		$ 0.11	$ 36.40
19033-003-HGH	Krazy Kustard - High - 30ml - 1.8%	VPCO E-Liquid	176.00		$ 1.08	$ 190.52
NAK005-6mg - Ultra Lights	Naked Fish 40ml Dripper E-Liquid - Piranha 6mg	Naked Fish Juice	29.00	pcs	$ 0.83	$ 24.00
NF CART MEN 0G	No Flame - Cartomizers:- 5 Pack - MEN 00 - Generic NO PRINT	VPCO Cartomizers	200.00			
Uwell003-0.15 ohm	Uwell Crown Replacement Nickel Coils (4 Pack) 0.15 ohm	Coils	4.00			
X041-PNK	VX XL Tank Cartomizer - Pink - 510 - 1pc Unit	VPCO Cartomizers	326.00		$ 0.70	$ 228.20
P027-FRW-12	912 Vapors - 30ml E-Liquid - Fruit Wonder 1.2%	VPCO E-Liquid	90.00		$ 2.00	$ 180.00
H022-BLK	HoneyStick Chiller8 Wax Tank - Black	VPCO Clearomizers	558.00	pcs	$ 4.54	$ 2,534.35
H022-WHT	HoneyStick Chiller8 Wax Tank - White	VPCO Clearomizers	650.00	pcs	$ 4.25	$ 2,762.50
X013-TOB-06	10mL - E-Juice - 0.6% - Classic Tobacco - 1pc	VPCO E-Liquid	980.00		$ 0.63	$ 623.70
X013-BLU-24	10mL - E-Juice - 2.4% - Bold Blueberry - 1pc	VPCO E-Liquid	95.00		$ 0.65	$ 61.75
X013-VAN-24	10mL - E-Juice - 2.4% - Vanilla Dream - 1pc	VPCO E-Liquid	347.00		$ 0.65	$ 224.90
X015-GRA-06	1ml 600Puff Hookah Stix - 0.6% - Grape So D'Vine - 1pc Unit	VPCO Cartomizers	1,121.00		$ 2.10	$ 2,354.10
X015-APP-06	1ml 600Puff Hookah Stix - 0.6% - Sweet Sour Apple - 1pc Unit	VPCO Cartomizers	781.00		$ 2.07	$ 1,616.67
X017-APP-15	4ml Cartomizers - APP 15 - 5 pack	VPCO Cartomizers	196.00		$ 1.59	$ 311.99
X017-BLU-15	4ml Cartomizers - BLU 15 - 5 pack	VPCO Cartomizers	28.00		$ 1.60	$ 44.80
X017-CAL-20	4ml Cartomizers - COF 20 - 5 pack	VPCO Cartomizers	123.00		$ 1.90	$ 233.70
X017-STR-20	4ml Cartomizers - STR 20 - 5 pack	VPCO Cartomizers	19.00		$ 1.90	$ 36.10
P026-BLU-12	912 Vapors - 10ml E-Liquid - Blueberry 1.2%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P026-CHE-12	912 Vapors - 10ml E-Liquid - Cherry 1.2%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P026-MEN-18	912 Vapors - 10ml E-Liquid - Menthol 1.8%	VPCO E-Liquid	80.00		$ 0.82	$ 65.60
P026-MEN-24	912 Vapors - 10ml E-Liquid - Menthol 2.4%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P026-PEA-12	912 Vapors - 10ml E-Liquid - Peach 1.2%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P026-REH-12	912 Vapors - 10ml E-Liquid - Red Hot 1.2%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P026-APP-12	912 Vapors - 10ml E-Liquid - Sour Apple 1.2%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P026-STR-12	912 Vapors - 10ml E-Liquid - Strawberry 1.2%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P026-TOB-18	912 Vapors - 10ml E-Liquid - Tobacco 1.8%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P026-TOB-24	912 Vapors - 10ml E-Liquid - Tobacco 2.4%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P026-VAN-12	912 Vapors - 10ml E-Liquid - Vanilla 1.2%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P026-WAT-12	912 Vapors - 10ml E-Liquid - Watermelon 1.2%	VPCO E-Liquid	90.00		$ 0.82	$ 73.80
P027-BLR-12	912 Vapors - 30ml E-Liquid - Blue Razz 1.2%	VPCO E-Liquid	90.00		$ 1.36	$ 122.40
702-01-BLK	Black Zipper Case Big	VPCO Accessories	101.00		$ 2.20	$ 222.20
H010	Honey Stick Fill-It-Yourself (FIY) Kit	VPCO Accessories	308.00		$ 2.35	$ 723.80
H021	HoneyStick Flatbill Adjustable Back Hats	VPCO Starter Kits	50.00		$ 11.75	$ 587.50
MM001-6mg - Ultra Lights	Milkman Milkman 30ml E-Liquid - 6mg	The Milkman	104.00	pcs	$ 8.00	$ 832.00
MM001-3mg - Ultra Lights	Milkman Milkman 30ml E-Liquid - 3mg	The Milkman	326.00	pcs	$ 7.98	$ 2,600.00
NAK004-0mg - No Nicotine	Naked Fish 40ml Dripper E-Liquid - Barracuda 0mg	Naked Fish Juice	151.00	pcs	$ 5.91	$ 892.58
NAK003-0mg - No Nicotine	Naked Fish 40ml Dripper E-Liquid - Great White 0mg	Naked Fish Juice	234.00	pcs	$ 4.41	$ 1,032.00
NAK003-6mg - Ultra Lights	Naked Fish 40ml Dripper E-Liquid - Great White 6mg	Naked Fish Juice	49.00	pcs	$ 6.00	$ 294.00
NAK005-0mg - No Nicotine	Naked Fish 40ml Dripper E-Liquid - Piranha 0mg	Naked Fish Juice	183.00	pcs	$ 5.20	$ 951.00
NAK002-0mg - No Nicotine	Naked Fish 40ml Dripper E-Liquid - Sting Ray 0mg	Naked Fish Juice	228.00	pcs	$ 5.67	$ 1,293.00
NAK002-6mg - Ultra Lights	Naked Fish 40ml Dripper E-Liquid - Sting Ray 6mg	Naked Fish Juice	66.00	pcs	$ 6.00	$ 396.00
NAK001-0mg - No Nicotine	Naked Fish 40ml Dripper E-Liquid - Wahoo 0mg	Naked Fish Juice	224.00	pcs	$ 5.21	$ 1,167.00

7

8

Exhibit A-3

Assumed Liabilities

●	Customs contract
●	Lease for Facility (month to month)
●	Utilities for Facility
●	Comcast
●	Website hosting
●	ADT
●	FedEx
●	Garbage service
●	Building security
●	After hours phone services

Exhibit B

Acquisition Note

Exhibit C

VPRB Loan Note

Exhibit D

Security Agreement

Exhibit E

Bill of Sale

BILL OF SALE AND ASSIGNMENT

Dated as of July 29, 2016

This BILL OF SALE AND ASSIGNMENT (the “Bill of Sale”), dated as of the date first set forth above, is from Vapor Corp., a Delaware corporation (“Seller”), to VPR Brands, LP, a Delaware limited partnership (“Buyer”).

NOW, THEREFORE, pursuant to the terms of the Asset Purchase Agreement dated as of the date hereof between Kevin Frija, Seller and Buyer (the “Purchase Agreement”) and in consideration of the payment of amounts as set forth in the Purchase Agreement, and such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows. Capitalized terms used but not defined herein have the meaning given them in the Purchase Agreement.

1. The Seller hereby sells, grants, conveys, assigns, transfers and delivers to Buyer all of Seller’s right, title, and interest in and to the Assets as set forth on Exhibit A, free and clear of all liens, mortgages, pledges, options, claims, security interests, conditional sales contracts, title defects, encumbrances, charges and other restrictions of every kind (collectively, the “Liens”). Such sale, transfer, conveyance and assignment shall be effective on the date hereof (the “Effective Date”).

2. Buyer hereby absolutely accepts and assumes to be solely liable and responsible for the liabilities associated with the ownership after the Closing Date of the Assets. Except as set forth above or as set forth in other agreements entered into in connection with the Purchase Agreement and the transactions contemplated therein, Buyer is not assuming any liabilities or obligations of Seller whatsoever, and the Seller shall continue to be fully responsible for those liabilities and obligations.

3. The Seller covenants and agrees that in the event that (i) the Assets and other rights covered in this Bill of Sale cannot be transferred or assigned by it without the consent of or notice to a third party and in respect of which any necessary consent or notice has not as of the date hereof been given or obtained, or (ii) the Assets or rights are non-assignable by their nature and will not pass by this Bill of Sale, the beneficial interest in and to the same will in any event pass to the Buyer, as the case may be; and the Seller covenants and agrees (in each case without any obligation on the part of the Seller to incur any out-of-pocket expenses) (a) to hold, and hereby declares that it holds, such property, Assets or rights in trust for, and for the benefit of, the Buyer, (b) to cooperate with the Buyer in the Buyer’s efforts to obtain and to secure such consent and give such notice as may be required to effect a valid transfer or transfers of such Assets or rights, (c) to cooperate with the Buyer in any reasonable interim arrangement to secure for the Buyer the practical benefits of such Assets pending the receipt of the necessary consent or approval, and (d) to make or complete such transfer or transfers as soon as reasonably possible.

4. The Seller further agrees (without any obligation on the part of the Seller to incur any out-of-pocket expenses) that it will at any time and from time to time, at the request of the Buyer, execute and deliver to the Buyer any and all other and further instruments and perform any and all further acts reasonably necessary to vest in the Buyer the right, title and interest in or to any of the Assets which this instrument purports to transfer to the Buyer.

5. Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to the Buyer and upon any notarization, certification, verification or affidavit by any notary public of any state relating to the authorization, execution and delivery of this Bill of Sale or to the authenticity of any copy, conformed or otherwise, hereof.

6. All of the terms and provisions of this Bill of Sale will be binding upon the Seller and its successors and assigns and will inure to the benefit of the Buyer and its successors and assigns.

7. This Agreement shall be governed by the laws of the State of Florida, without regard to conflicts of law principles thereunder.

8. This Bill of Sale is being delivered in connection with the Closing under the Purchase Agreement and is made subject to the provisions of the Purchase Agreement. In the event of any conflict or inconsistency between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall be the controlling document.

9. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Bill of Sale by electronic transmission or electronic data file shall be effective as delivery of a manually executed counterpart hereof.

[Signatures appear on following pages]

2

In witness whereof, the parties have executed this Bill of Sale as of the date first set forth above:

VPR BRANDS, LP
VPR Brands, LP

By:	/s/ Kevin Frija
Kevin Frija, CEO

VAPOR CORP.
VAPOR CORP.

By:	/s/ Jeff Holman
Jeffrey Holman, CEO

3

Exhibit F

Assignment and Assumption Agreement

Exhibit G

Accounts Receivable

As of July 28, 2016, the accounts receivable of Vapor attributable to its Fort Lauderdale wholesale operations which are less than ninety (90) days in arrears is $244,735:

As of July 28, 2016:

Current: $53,110

1-30 Days: $109,932

31-60 Days: $57,542

60-90 Days: $24,150

See attached.

2

Exhibit H

Persons Subject to Non-Solicit

Receiving/Picking and Packing:	Armstrong Whalen
Shipping/Store Transfers:	Sue Diaz
Customer Service/Reception:	Franck Tavernier
Purchasing/Wholesale Sales:	Austin Willcutts
HR:	Tina Pettie
Accounting:
CFO:	Gina Hicks
Finance Manager:	David Guzman
Book Keeper:	Beth Keating
Finance Consultant:	Bob Swayman
Finance:	Angela Vaccaro
IT Consultant:	Jonathon Halpern (outside office)
Special Projects:	Larry Markx (outside office)
VP Retail Operations (Vape):	Kevan Flemming (outside office)
VP Retail Operations (Grocery):	Heather Creighton (outside office)